Exhibit 10.1

CREDIT AGREEMENT

dated as of

December 30, 2002

among

LUFKIN INDUSTRIES, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK,

as Issuing Bank and as Administrative Agent

i

(continued)

(continued)

(continued)

Page
SECTION 9.17. Confidentiality	73
SECTION 9.18. Limitation of Interest	73

SCHEDULES:

Schedule 1.01	–	Permitted Liens
Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.15	–	ERISA Plans
Schedule 3.16	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.09	–	Restrictive Agreements

EXHIBITS:

Exhibit A	–	Form of Note
Exhibit B	–	Form of Assignment and Assumption
Exhibit C	–	Form of Borrowing Request

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 30, 2002, is by and among LUFKIN INDUSTRIES, INC., a Texas corporation (the “Borrower”), each of the lending entities which is a party hereto (as evidenced by the signature pages of this Agreement) or which may from time to time become a party hereto as a lender or any successor thereof or assignee thereof pursuant to Section 9.04 (individually, a “Lender” and, collectively, the “Lenders”), and JPMORGAN CHASE BANK, as the Issuing Bank and as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Preliminary Statements.

A. The Borrower desires to establish a revolving credit facility to refinance certain existing indebtedness and to finance the ongoing working capital and general corporate requirements of Borrower and its consolidated Subsidiaries, including the issuance of letters of credit.

B. The Lenders desire to provide such loan facilities with the assistance of the Administrative Agent upon and subject to the terms and provisions contained in this Agreement.

Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, modified, supplemented, restated and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth in basis points below under the caption “ABR Margin” or “Eurodollar Margin”, as the case may be, based upon the Leverage Ratio:

Leverage Ratio	ABR Margin	Eurodollar Margin
Less than 1.00	0	100 bps
Equal to or more than 1.00 but less than 2.00	0	125 bps
Equal to or more than 2.00 but less than 3.00	0	150 bps
Equal to or more than 3.00	0	175 bps

For purposes of determining the Applicable Margin, the Leverage Ratio shall be determined based upon the Borrower’s financial statements for each respective fiscal quarter end, commencing with the fiscal quarter ending September 30, 2002, delivered to the Administrative Agent as required by Section 5.01(a) (with respect to the Borrower’s fiscal quarter ending December 31 of each year) and Section 5.01(b) (with respect to all other fiscal quarters of the Borrower), and any resulting change in the Applicable Margin shall become effective on the first day of the calendar month following the calendar month in which such financial statements and the compliance certificate required by Section 5.01(c) are delivered to the Administrative Agent; provided, however, that in the event the Borrower fails to deliver any such financial statements or compliance certificate to the Administrative Agent during the month in which such delivery is required by this Agreement, the Applicable Margin shall be 175 basis points effective on the first day of the calendar month following the calendar month in which such financial statements and compliance certificates were required to be delivered pursuant to Section 5.01 and shall continue at that rate until otherwise determined in accordance with this definition. Each change in the

Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B to this Agreement or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to any Person that is a corporation, the board of directors of such Person, and (b) with respect to any Person that is not a corporation, an analogous body, officer or representative of such Person which is the functional equivalent of the board of directors of a corporation and which has the power and authority to authorize and effectuate the execution, delivery, and performance of agreements, documents and instruments on behalf of such Person and to take other actions to on behalf of such Person.

“Borrower” means Lufkin Industries, Inc., a Texas corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit C to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank Dollar market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) nominated by the Board of Directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated and the rulings issued thereunder.

“Collateral” means all Property of any kind or character at any time subject to the Security Documents, including the Equity Interests in the Material Subsidiaries.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time (i) by an amount equal to such Lender’s Applicable Percentage (computed without regard to any amounts advanced by JPMCB under the Discretionary Line) of amounts advanced by JPMCB and then outstanding under the Discretionary Line and (ii) pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment (without regard to any reduction pursuant to clause (a)(i) above) is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments (without regard to any reduction pursuant to clause (a)(i) above) is $27,500,000.

“Consolidated EBITDA” means, for any period, for the Borrower and its consolidated Subsidiaries on a consolidated basis, an amount equal to the sum of (a) net income from continuing operations after extraordinary items (“Consolidated Net Income”) for such period, (b) Consolidated Interest Expense, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, provided that in determining Consolidated Net Income as used in this definition the following shall be excluded, without duplication: (a) the income of any Person accrued prior to the date such Person is merged into or consolidated with the Borrower or its consolidated Subsidiary or such Person’s assets are acquired by the Borrower or its consolidated Subsidiary, (b) the proceeds of any insurance policy, (c) gains or losses from the sale, exchange, transfer or other disposition of Property or assets of the Borrower or any consolidated Subsidiary and related tax effects in accordance with GAAP, and (d) any extraordinary or non-recurring gains of the Borrower or any consolidated Subsidiary and related tax effects in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, for the Borrower and its consolidated Subsidiaries on a consolidated basis, the aggregate of all interest expense, all prepayment charges and all amortization of debt discount and expense, including, without limitation, all interest expense attributable to Capital Lease Obligations, in each instance determined in accordance with GAAP, paid or accrued by the Borrower and its consolidated Subsidiaries.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Ratio” means, as of any date, the ratio of (a) the current assets on such date of the Borrower and its consolidated Subsidiaries to (b) the current liabilities on such date of the Borrower and its consolidated Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum equal to 2% plus the Alternate Base Rate.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discretionary Line” means a discretionary revolving loan sales line at JPMCB to be used for short-term working capital needs of the Borrower and its consolidated Subsidiaries. Borrowings under the Discretionary Line shall not exceed $10,000,000 at any one time outstanding. Advances under the Discretionary Line may be made by JPMCB in its sole discretion, and there is no commitment to make any such advances. JPMCB may refuse to make advances under the Discretionary Line for any reason or for no reason. Except as provided in the definition of “Obligations” and in Section 5.13, the Discretionary Line is not intended to be governed by this Agreement.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any Property by any Person, regardless of the form of the transaction, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Material Subsidiary” means any Material Subsidiary incorporated, organized or formed under the laws of a State of the United States of America, or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means any federal, state, provincial, local, or foreign law, statute, code, or ordinance, principle of common law, rule, or regulation, as well as any License, order, decree, judgment, or other injunction issued, promulgated, approved, or entered thereunder, relating to pollution or the protection, cleanup, or restoration of the environmental or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge, or disposal of Hazardous Materials, including, as to U.S. laws, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1975, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Emergency Planning and Community Right to Know Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substance Control Act, and any state or local counterparts.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements, and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, or criminal, penal or civil statute, including, without limitation, any Environmental Law, License, order, or agreement with any Governmental Authority or other Person, arising from environmental, health, or safety conditions of the Release or threatened Release of a Hazardous Material into the environment.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, joint venture interests, beneficial interests in a trust or other equity interests, participations, rights and other equivalents (however designated) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any consolidated Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the

Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, and (d) all Capital Lease Obligations of such Person. The Funded Debt of any Person shall include the Funded Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Debt provide that such Person is not liable therefor.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or of any other nation, or any political subdivision of the United States of America or of any other nation, whether state, provincial or local, and any agency, department, commission, board, bureau, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any

Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranties” means, collectively, the instruments, each styled a “Guaranty”, that are executed and delivered pursuant to Section 5.13 of this Agreement. “Guaranty” means any such instrument.

“Guarantor” means each Domestic Material Subsidiary that has executed and delivered to the Administrative Agent a Guaranty. “Guarantors” means all such Persons.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organisms, ray, odor, radiation, energy, vector, plasma, constituent, or material which (a) is or becomes listed, regulated or addressed under any Environmental Law, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant, or a source of pollution or contamination under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum distillates, polychlorinated biphenyls, radon gas, and infectious or medical wastes.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, in respect of Swap Agreements, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 9.03.

“Intellectual Property” means any U.S. or foreign patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including, without limitation, unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, process, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, custom and supplier information, assembly and test data drawings, or royalty rights.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition of any Equity Interest in, evidence of Indebtedness of, or other securities of, any other Person, (b) any making of any loan, advance, transfer of Property or capital contribution to, or any Guarantee of any Indebtedness or other obligation of, or any purchase or other acquisition of any other debt or any Equity Interest in, any other Person, including any partnership or joint venture interest in such other Person, (c) any incurrence, assumption or existence of any liability, contingent or otherwise, with respect to any obligation or liability of any other Person, or (d) any making of any commitment to make any of the foregoing. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(j). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” means, with respect to each Letter of Credit to be issued by the Issuing Bank, the letter of credit application and reimbursement agreement which such Issuing Bank requires to be executed by the Borrower in connection with the issuance of such Letter of Credit.

“Leverage Ratio” means, as of any date, the ratio of (a) Funded Debt of the Borrower and its consolidated Subsidiaries as shown on the financial statements then most recently delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) to (b) Consolidated EBITDA for the four fiscal quarters then most recently ended.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits in an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License” means any consent, permit, franchise, certificate, approval, order, license, right-of-way (whether an easement, contract, or agreement in any form), or other authorization.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, assignment, pledge, hypothecation, deposit arrangement, encumbrance, charge or security interest in, on or of such asset, in each case whether based on common law, constitutional provision, statute or contract, including the interest of a purchaser of accounts receivable, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, any Guaranties, any Security Documents, the Letter of Credit Agreements, and all other agreements, documents, instruments, and certificates now or hereafter executed and/or delivered pursuant to or in connection with any of the foregoing (excluding any commitment letter, term sheet, or other agreement entered into prior to the Effective Date), and any and all amendments, restatements, or other modifications thereof.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, Property, or condition (financial or otherwise) of the Borrower and its consolidated Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any other Obligor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any other Obligor of any Loan Document to which it is a party or upon the rights of or benefits available to the Administrative Agent or any Lender under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and in connection with Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its consolidated Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any consolidated Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any consolidated Subsidiary (a) the net assets of which, as of the date of the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), constitute 10% or more of the consolidated net assets of the Borrower and its consolidated Subsidiaries, taken as a whole, or (b) that generates, as of the date of the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), 10% or more of the consolidated revenues of the Borrower and its consolidated Subsidiaries for the most recent fiscal quarter year reflected in such financial statements.

“Maturity Date” means the first to occur of (a) the date the Obligations become due pursuant to Article VII and (b) December 30, 2005.

“Maximum Rate” means, at any time and with respect to any Lender, the maximum non-usurious interest rate or any amount computed in reference to such rate (as applicable), if any, that any time or from time to time may be contracted for, taken, reserved, charged, collected or received with respect to the particular obligations as to which such rate is to be determined, payable to such Lender pursuant to this Agreement or any other Loan Document, under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be (a) the “weekly ceiling” described in and computed in accordance with the provisions of Section 303.003 of the Texas Finance Code, as amended or (b) if the parties subsequently contract as allowed by Texas law, the quarterly ceiling or the annualized ceiling computed pursuant to Section 303.008 of the Texas Finance Code, as amended; provided, however, that at any time the “weekly ceiling,” the quarterly ceiling or the annualized ceiling shall be less than 18% per annum or more than 24% per annum, the provisions of Section 303.009(a) and Section 303.009(b) of the Texas Finance Code, as amended, shall control for purposes of such determination, as applicable.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” means a promissory note made by the Borrower payable to the order of a Lender, substantially in the form of Exhibit A to this Agreement.

“Obligations” means, as at any date of determination thereof, the sum of (a) the aggregate principal amount of Loans and unreimbursed LC Disbursements outstanding on such date, (b) all accrued and unpaid fees in connection with the Loan Documents on such date, (c) all other indebtedness, liabilities, obligations, covenants, indemnities and duties of the Borrower and the other Obligors under the Loan Documents, (d) all indebtedness, liabilities, and obligations under Swap Agreements with a Lender, (e) all indebtedness, liabilities, and obligations under the

Discretionary Line, and (f) all accrued and unpaid interest on the amounts described in clause (a), (b), (c) or (d) on such date. The term “Obligations” includes all expenses, attorneys’ fees and disbursements, and any other sum chargeable to the Borrower or any other Obligor under this Agreement or any other Loan Document and includes interest that accrues after the commencement by or against the Borrower or any other Obligor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws.

“Obligor” means the Borrower, each Guarantor if any, each Person (if any) providing Collateral, and any other Person who may at any time be obligated to pay all or any part of the Obligations or to perform any obligation under any of the Loan Documents.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation, the regulations, the operating agreement, and the limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case including all modifications and supplements thereof as of the date of the Loan Document referring to such Organizational Document.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)	Liens disclosed on Schedule 1.01;

(b)	Liens in favor of the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) pursuant to the Loan Documents;

(c)	Liens imposed by Law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(d)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not yet due or are being contested in compliance with Section 5.04;

(e)	pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f)	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(g)	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any consolidated Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)	Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)	Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)	money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) either are rated AAA by S&P and Aaa by Moody’s or invest only in other Permitted Investments, and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any consolidated Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means, collectively, the instruments, each styled a “Security Agreement – Pledge”, that are executed and delivered pursuant to Section 5.13 of this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and may not be JPMCB’s lowest or best rate; JPMCB may make commercial loans at rates of interest at, above or below the Prime Rate.

“Property” means any property or asset of any kind or character, whether real, personal, or mixed, tangible or intangible (including all rights relating thereto), in each case whether owned or acquired on or after the Effective Date.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, discharge, disposal, dispersement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, or ground water.

“Remedial Action” means all actions required to (a) cleanup, remove, respond to, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment, (c) perform studies and investigations on the extend and nature of any actual or suspected contamination, the remedy or remedies to be used or health effects or risks of such contamination, or (d) perform post-remedial monitoring, care, or remedy of a contaminated site.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing 66-2/3% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any consolidated Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any consolidated Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any consolidated Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s.

“Security Documents” means any and all Guaranties, any and all Pledge Agreements, and any and all other security agreements, deeds of trust, mortgages, pledges, assignments, financing statements, continuation statements, and all other agreements and instruments at any time executed and delivered by any Person to the Administrative Agent to secure or guarantee the payment, the performance, or both, of all or any part of the Obligations.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other Equity Interest representing more than 50% of the total Equity Interests or more than 50% of the ordinary voting power are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Tangible Net Worth” means the Borrower’s and its consolidated Subsidiaries’ total shareholders’ equity (including, without limitation, capital stock, additional paid-in capital, and retained earnings, after deducting any treasury stock) which would appear on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP, minus goodwill and all other intangible assets.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York, New York, received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Transactions” means the execution, delivery and performance by the Borrower and the other Obligors of this Agreement and the other Loan Documents, the borrowing of Loans, any granting of Collateral, any making of Guaranties, the use of the proceeds of the Loans, and the issuance of any Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly-Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person all of whose outstanding Equity Interests (other than directors’ qualifying shares, if any) shall at the time be owned by such Person and/or one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall” The term “pro rata” means pro rata based upon the relative outstanding principal amounts of Loans. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to the Loan Documents in which they appear in its entirety and not to any particular provision thereof, (d) all references in any Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, that Loan Document, (e) all references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any financial ratios required to be maintained by the Borrower and its consolidated Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(b) The Borrower shall deliver to the Administrative Agent and the Lenders, at the same time as the delivery of any annual or quarterly financial statement under Section 5.01, (i) a description, in reasonable detail, of any material variation between the application of GAAP employed in the preparation of the next preceding annual or quarterly financial statements prepared in accordance with Section 1.03(a) preceding as to which no objection has been made by the Administrative Agent, and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) To enable the ready and consistent determination of compliance with the covenants set forth in this Agreement, the Borrower will not change the last day of its fiscal year from December 31 or the last days of the first three fiscal quarters of the Borrower in each of its fiscal years from March 31, June 30, and September 30, respectively.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender, severally and for itself alone, agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Borrowing if a Default shall have occurred and be continuing, or if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Houston, Texas, time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Houston, Texas, time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., Houston, Texas, time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application, Letter of

Credit Agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a Letter of Credit Agreement in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the aggregate LC Exposures of all the Lenders at that time shall not exceed $5,000,000 and the total Revolving Credit Exposure of all Lenders shall not exceed the total Commitments at that time. On each day during the period commencing with the issuance of an Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender’s Applicable Percentage of the sum of (i) the undrawn amount of such Letter of Credit plus (ii) the unpaid amount of all LC Disbursements with respect to such Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on December 30, 2007. After the termination of the Availability Period, no Letter of Credit may be issued, amended, renewed or extended. After the termination of the Availability Period, all terms of this Agreement (other than Sections 2.01, 2.02, 2.03, 2.06, 2.07, 2.09, 2.10, 2.13, 2.15, and 2.19, Article III and Article IV) shall survive and remain in effect for the benefit of the Administrative Agent, the Issuing Bank, the Lenders, the Indemnitees, and all other parties benefited thereby, notwithstanding the termination of the Availability Period, until each Lender’s LC Exposure is zero and all obligations of the Borrower, under Section 2.04 and otherwise, with respect to any such LC Exposure have been fully and finally satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in immediately available funds an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas, time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas, time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas, time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas, time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is $250,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the amount drawn under any Letter of Credit is in non-United States currency (“foreign currency”), the Borrower shall pay the United States dollar equivalent of the amount computed at the Issuing Bank’s selling rate, as of the date of Borrower’s payment, for cable transfers of such foreign currency to the place of payment; provided, further, that if, for any reason, the Issuing Bank has no selling rate for cable transfers of that currency to such place on the payment date, the Borrower shall pay an amount in United States currency equivalent to the Issuing Bank’s actual cost of settlement of its obligation. All rights, powers, benefits and privileges of this Agreement and the other Loan Documents with respect to the Loans, all security therefor and guaranties thereof and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of the Borrower contained in this Agreement with respect to the Loans shall apply to each LC Disbursement. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC

Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and each applicable Letter of Credit Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) payment against presentation of any draft or other document presented under a Letter of Credit that proves to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) the Issuing Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit; (iv) any correspondent of the Issuing Bank with respect to a Letter of Credit honoring a drawing under any drawing document up to the amount available under any Letter of Credit even if such drawing document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that the Borrower or any other Person may have at any time against any beneficiary, any assignee of proceeds, the Issuing Bank or any other Person; (vi) the Issuing Bank’s or any correspondent’s having previously paid against fraudulently signed or presented drawing documents (whether or not the Borrower reimbursed the Issuing Bank for such drawing); or (vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, but without any obligation to do so, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d)(i) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Assumption of Risk by Borrower. Subject to paragraph (f) of this Section, as among the Borrower, the Issuing Bank and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the applications for the issuance of Letters of Credit, neither the Lenders, the Issuing Bank, nor the Administrative Agent shall be responsible for:

(i) the validity, sufficiency, accuracy, genuineness, or legal effect of any document submitted by any Person in connection with the application for, and issuance of, and presentation of drafts with respect to, any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

(ii) the validity or sufficiency of any instrument transferring or assigning, or purporting to transfer or assign, any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii) the failure of the beneficiary of any Letter of Credit to comply with conditions required in order to draw upon such Letter of Credit, other than those conditions the failure to comply with which is significant and readily apparent on the face of a document submitted in connection with a requested draw under the Letter of Credit;

(iv) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they be in cipher;

(v) errors in interpretation of technical terms;

(vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii) any consequence arising from causes beyond the control of any Lender, the Administrative Agent or the Issuing Bank, including, without limitation, any act of any Governmental Authority.

(j) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, or at any time after the termination of the Availability Period whether or not an Event of Default shall have occurred and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 25% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Permitted Investments and only at the written direction of the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. The Administrative Agent shall have no obligation to invest any such deposits. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 25% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l) Standards. Each Letter of Credit shall be subject to (A) either (i) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (and any subsequent revision thereof approved by a Congress of the International Chamber of Commerce) or (ii) the International Standby Practices 1998, as appropriate, and, (B) to the extent not inconsistent therewith, the laws of the State of New York. Without in any way limiting any of the foregoing, the Borrower and each Lender acknowledge that the Issuing Bank shall have no greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice of Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or the International Standby Practices 1998, as the case may be.

(m) Increased Costs. If, after the date of this Agreement, as a result of any change in any Legal Requirement, or the interpretation thereof by any Governmental Authority, or any Change in Law, there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to the Issuing Bank or any other Lender of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by the Issuing Bank or any other Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of the reasonable allocation by the Issuing Bank or such other Lender, as the case may be, of the aggregate of such increases or reductions resulting from such event; the determination of such amount by the Issuer or such other Lender, as the case may be, shall be conclusive and binding, absent manifest error), then the Issuing Bank or such other Lender shall notify the Borrower or the Administrative Agent, as the case may be, and upon demand therefor by the Administrative Agent, the Borrower (subject to Section 9.18) shall pay to the Issuing Bank or such other Lender, from time to time as specified by the Issuer or such other Lender through the Administrative Agent, such additional amounts as shall be sufficient to compensate the Issuing Bank or such other Lender for such increased costs or reductions in amount.

SECTION 2.05. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas, time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas, and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date (except that Letters of Credit issued before that date may remain outstanding in accordance with their terms and this Agreement).

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $50,000 and not less than $250,000, and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Commitments may not be reinstated after they have been terminated or increased after they have been reduced.

SECTION 2.08. Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, on the Maturity Date, the aggregate principal amount of all Loans and LC Disbursements then outstanding, all accrued and unpaid fees under the Loan Documents, all accrued and unpaid interest under the Loan Documents, and all other Obligations accrued and unpaid on such date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, when due, all LC Disbursements which may become due after the Maturity Date, together with all accrued and unpaid fees, all accrued and unpaid interest, and all other Obligations that may accrue under or in connection with this Agreement or any Letter of Credit on or after the Maturity Date.

SECTION 2.09. Notes.

All Loans made by a Lender shall be evidenced by a single Note, dated the date of this Agreement (or such appropriate later date if such Lender is a party to an Assignment and Acceptance), payable to the order of such Lender in a principal amount equal to the Commitment of such Lender as originally in effect and otherwise duly completed. Each Lender is hereby authorized by the Borrower to endorse on the schedule (or a continuation thereof attached to the Note of such Lender, to the extent applicable) the date, amount and Type of, and the Interest Period (as applicable) for each applicable Loan made by such Lender to the Borrower and the amount of each payment or prepayment of principal of such Loan received by such Lender; provided that any failure by such Lender to make any such endorsement shall not affect the obligations of the Borrower or any other Obligor under any Note or this Agreement or any other Loan Document in respect of any such Loan.

SECTION 2.10. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., Houston, Texas, time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., Houston, Texas, time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.12. The Borrower shall reimburse the Administrative Agent on demand for any loss, cost of expense incurred or sustained as a result of any such prepayment in accordance with Section 2.12.

SECTION 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate of 0.25% per annum on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued and unpaid commitment fees shall be due in arrears on the last day of each March, June, September and December, beginning March 31, 2003, and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. Subject to Section 9.18, all commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue on each day at a rate per annum equal to the Eurodollar Margin in effect on such day (as determined in accordance with the table set forth in the definition of “Applicable Margin” above) on the amount of such Lender’s LC Exposure on such day (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided, however, that in no event shall the aggregate participation fees payable to all Lenders in any one-year period be less than $500, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the aggregate LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued and unpaid participation fees and fronting fees for each Letter of Credit shall be due in arrears on the last day of each March, June, September and December, beginning March 31, 2003; provided that all accrued and unpaid such fees shall be payable on the date on which the Commitments terminate, and all such fees accruing after the termination of the Availability Period shall be due on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be due within 10 days after demand. Subject to Section 9.18, all participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the lesser of (i) the Alternate Base Rate from time to time in effect plus the Applicable Margin from time to time in effect and (ii) the Maximum Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the lesser of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect and (ii) the Maximum Rate.

(c) Notwithstanding the foregoing, but subject to Section 9.18, if any principal of or interest on any Loan or any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, not to exceed the Maximum Rate, or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, not to exceed the Maximum Rate.

(d) Accrued and unpaid interest on each Loan shall be due in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be due on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued and unpaid interest on the principal amount repaid or prepaid shall be due on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued and unpaid interest on such Loan shall be due on the effective date of such conversion.

(e) Subject to Section 9.18, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) Dollar deposits are not being offered to banks in the London interbank Dollar market for the amount and Interest Period of such Eurodollar Loan;

(b) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(c) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank dollar market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, subject to Section 9.18, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time, subject to Section 9.18, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, subject to Section 9.18, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Illegality. If at any time any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, the applicable offshore Dollar market, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender (through the Administrative Agent) to the Borrower, any obligation of such Lender Agent to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender (through the Administrative Agent) notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (through the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans to ABR Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. If a Lender gives a notice under this Section, such Lender shall, upon the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation (i) would eliminate the need for such notice and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (unless the result of such extension of time would be to extend the date of such payment into another calendar month (in the case of a Eurodollar Loan) or (in the case of any Loan) beyond the Maturity Date, and in either such event such payment shall be due on the Business Day immediately preceding the day on which such payment would otherwise have been due), and, in the case of any payment accruing interest, interest thereon shall be due for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c) or (e), 2.05(b) or 2.18(d), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of its consolidated Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective formation or organization, have all requisite power and authority and all Licenses to carry on their respective businesses as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the organizational power and authority of the Borrower and each other Obligor and have been duly authorized by all necessary corporate, partnership or other organizational action (and, if required, stockholder or partner action) on the part of the Borrower and each other Obligor. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and each other Obligor, as applicable, and constitute legal, valid and binding obligations of the Borrower and each other Obligor, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, or any other Person, except such as have been obtained or made and are in full force and effect, (b) do not and will not violate any applicable Law or the Organizational Documents of the Borrower or any of its consolidated Subsidiaries or any Obligor, or any order of any Governmental Authority, (c) do not and will not violate or result in a default under any Contractual Obligation binding upon the Borrower or any of its consolidated Subsidiaries or any Obligor, or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its consolidated Subsidiaries or any Obligor, and (d) except for the Liens created by the Loan Documents, do not and will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its consolidated Subsidiaries or any Obligor.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2001, reported on by Arthur Andersen & Co. LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2002, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since June 30, 2002, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its consolidated Subsidiaries, taken as a whole.

(c) All financial statements required to be delivered to the Administrative Agent in accordance with this Agreement are or will be delivered (as applicable) true and correct, have been or will be (as applicable) prepared in accordance with GAAP (except for year-end adjustments and the absence of financial statement footnotes required by GAAP) and fairly and accurately present or will fairly and accurately present (as applicable), the financial position of the Borrower and its consolidated Subsidiaries as of such dates and the results of operations for the respective periods indicated therein.

SECTION 3.05. Properties. The Borrower and its consolidated Subsidiaries have good and indefeasible title to, or valid leasehold interests in, all of the real and personal Property material to their respective businesses, except for minor defects in title that do not interfere with their ability to conduct their businesses as currently conducted or to utilize such Properties for their intended purposes.

SECTION 3.06. Litigation.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its consolidated Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, any of the other Loan Documents, any Collateral, or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. The Borrower and its consolidated Subsidiaries are in compliance with all Laws applicable to them or their respective Property and all Contractual Obligations binding upon them or their respective Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Act. Neither the Borrower nor any of its consolidated Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Public Utility Holding Company Act. Neither the Borrower nor any of its consolidated Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public-utility” within the meaning of the Public Utility Holding Company Act of 1935.

SECTION 3.10. Taxes. The Borrower and its consolidated Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such consolidated Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any consolidated Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 3.11. Environmental Matters.

(a) Except for instances of noncompliance with or exceptions to any of the following representations and warranties that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) the Borrower and its consolidated Subsidiaries, and all of their respective Properties and operations, are in compliance with all applicable Environmental Laws;

(ii) neither the Borrower nor any consolidated Subsidiary has received written notice of any past, present or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance by such Person with all applicable Environmental Laws;

(iii) the Borrower and its consolidated Subsidiaries have obtained all Licenses that are required under applicable Environmental Laws, all such Licenses are in good standing, and all such Persons are in compliance with all of the terms and conditions thereof;

(iv) no Hazardous Materials exist on, about or within, or have been or are being used, generated, stored, transported, disposed of on, or Released from, any of the Properties of the Borrower or any consolidated Subsidiary except in compliance with applicable Environmental Laws;

(v) the use which the Borrower and its consolidated Subsidiaries make and intend to make of their respective Properties will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in or from any of their currently owned Properties except in compliance with applicable Environmental Laws;

(vi) there are no conditions or circumstances associated with the currently owned or leased Properties or operations of the Borrower or any consolidated Subsidiary that could be expected to give rise to any Environmental Liabilities or claims resulting in any Environmental Liabilities;

(vii) neither the Borrower nor any consolidated Subsidiary, and none of their respective currently or previously owned or leased Properties or operations, is subject to any outstanding or, to the knowledge of the Borrower or any consolidated Subsidiary, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (A) any failure to comply with Environmental Laws, (B) any Remedial Action, or (C) any Environmental Liabilities;

(viii) neither the Borrower nor any consolidated Subsidiary is subject to, or has received written notice of any claim from any Person alleging that it is or will be subject to, any Environmental Liabilities;

(ix) none of the Properties of the Borrower or any of its consolidated Subsidiaries is a treatment facility (except for the recycling of Hazardous Materials generated on-site and the treatment of liquid wastes subject to the Clean Water Act or other applicable Environmental Law for temporary storage of Hazardous Materials generated on-site prior to their disposal off-site) or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law;

(x) the Borrower and its consolidated Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws; and

(xi) neither the Borrower nor any of its consolidated Subsidiaries has failed to file any notice required under any applicable Environmental Law reporting a Release.

(b) No Lien arising under any Environmental Law that could have, individually or in the aggregate, a Material Adverse Effect has attached to any Property or revenue of the Borrower or any of its consolidated Subsidiaries.

SECTION 3.12. Operation of Business; Licenses. The Borrower and its consolidated Subsidiaries (a) possess all material Licenses necessary or appropriate to conduct their respective businesses substantially as now conducted and as proposed to be conducted and for the ownership or use of any of their respective Properties, and (b) have complied with all initial and on-going conditions to the issuance and use of all Licenses, except, in each case, where failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its consolidated Subsidiaries is in violation of any such material License which could be expected to result in any termination or cessation thereof. All such Licenses are in full force and effect, and all provisions of such Licenses have been complied with in all material respects. To the knowledge of the Borrower, as of the date of this Agreement, no such License is subject to any pending or threatened revocation or termination proceeding or action.

SECTION 3.13. Intellectual Property. The Borrower and its consolidated Subsidiaries own or possess (or are licensed or have the full right to use) all Intellectual Property which is necessary or appropriate for the operation of their respective businesses as now conducted and proposed to be conducted, without any known conflict with the rights of others, except where failure to own or possess such Intellectual Property could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not materially alter or impair, individually or in the aggregate, any such rights of the Borrower or any consolidated Subsidiary. No product or service of the Borrower or any Subsidiary infringes upon the Intellectual Property of any other Person, and no claim or litigation is, to the knowledge of the Borrower or any consolidated Subsidiary, pending or threatened against the Borrower or any consolidated Subsidiary contesting the right of the Borrower or any consolidated Subsidiary to sell or otherwise use any product or material or service, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Margin Securities. Neither the Borrower nor any consolidated Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board) or of extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any Loan, and no Letter of Credit, will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Margin stock does not constitute more than 25% of the assets of the Borrower or any consolidated Subsidiary.

SECTION 3.15. ERISA. Neither the Borrower nor any consolidated Subsidiary nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Plan other than the Plans identified on Schedule 3.15. Each Plan of the Borrower or any consolidated Subsidiary is in compliance in all material respects with all applicable provisions of ERISA and the Code. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any consolidated Subsidiary nor any ERISA Affiliate has completely or partially withdrawn from the Multiemployer Plan. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.16. Subsidiaries; Capitalization. As of the date of this Agreement, there are no Material Subsidiaries. Schedule 3.16 contains, as of the date of this Agreement, complete and accurate information regarding (a) the identities of each of the Subsidiaries of the Borrower, (b) the number of issued and outstanding shares of each class of capital stock, or other Equity Interest, issued by each of the Borrower’s Subsidiaries and the identities of, and number and percentage of each of such shares held by, the owner(s) (both of record and beneficially) of such capital stock or other Equity Interests, and (c) the jurisdiction of incorporation or other organization of each such Subsidiary. All outstanding Equity Interests of each Subsidiary have been duly and validly issued and are fully paid and nonassessable.

SECTION 3.17. Labor Disputes and Acts of God. Neither the business nor the Properties of the Borrower or any consolidated Subsidiary are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) that, individually or in the aggregate, is having or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Outstanding Securities. All outstanding securities (as defined in the Securities Act of 1933, as amended, or any successor thereto, and the rules and regulations of the Securities and Exchange Commission thereunder) of the Borrower and each of its Subsidiaries have been offered, issued, sold, and delivered in compliance with all applicable Governmental Requirements.

SECTION 3.19. Solvency. The Borrower is Solvent, both before and after giving effect to the Transactions. Each Obligor is Solvent, both before and after giving effect to the Transactions.

SECTION 3.20. Principal Place of Business. The location of the Borrower’s chief executive office and principal place of business and where it keeps its books and records is located at the address of the Borrower set forth herein as the address for notices for the Borrower.

SECTION 3.21. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that were reasonable at the time.

SECTION 3.22. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article III and all statements contained in any certificate, financial statement (other than projections), or other instrument, delivered by the Borrower or any other Obligor pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such representation, warranty, or statement made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made or deemed to be made under this Agreement shall survive and not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Administrative Agent or any Lender, or any borrowing hereunder.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement, and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received the Notes, executed by the Borrower and payable to the order of each Lender in an original face amount equal to the initial Commitment of such Lender.

(b) The Administrative Agent shall have received from each party to any Loan Document a counterpart of that Loan Document signed on behalf of such party.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Andrews & Kurth L.L.P., counsel for the Borrower, in form and substance satisfactory to the Administrative Agent and its counsel, and covering such matters relating to the Borrower, this Agreement, the other Loan Documents, or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents, resolutions, and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the other Loan Documents, or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Borrower shall have delivered to the Administrative Agent a certificate in respect of the name and signature of each officer of the Borrower who (i) is authorized to sign on its behalf this Agreement and the other Loan Documents to which the Borrower is a party, and (ii) will, until replaced by another officer or officers duly authorized for that purpose, act as the representative of the Borrower for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents. The Lenders, the Issuing Bank and the Administrative Agent may conclusively rely on such certificates until they receive notice in writing from the Borrower to the contrary.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer, Chairman, President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b), (c) and (d) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced,

reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) No Law shall prohibit the execution or delivery of any Loan Document or the performance or consummation of any of the Transactions, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the execution or delivery of any Loan Document or the performance or consummation of any of the Transactions or otherwise have a Material Adverse Effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Houston, Texas, time, on December 31, 2002 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a Borrowing Request for such Loan, or a written request to issue, amend, renew or extent such Letter of Credit, and any applicable Letter of Credit Agreement.

(b) Since June 30, 2002, there shall not have occurred any Material Adverse Effect.

(c) The representations and warranties of the Borrower and the other Obligors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate solely to an earlier date.

(d) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(e) No Law shall prohibit the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the making of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit.

Each delivery to the Administrative Agent of a Borrowing Request or a request for the issuance, amendment, renewal or extension of a Letter of Credit shall constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.13, 6.14, and 6.15, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any consolidated Subsidiary or any officer of the Borrower or any consolidated Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) no sooner than thirty (30) days prior to the beginning of each fiscal year and no later than the final day of each fiscal year, annual forecasts prepared by the Borrower during such time period (to include forecasted consolidated balance sheets, statements of income, and expenses) for the Borrower and its consolidated Subsidiaries as at the end of and for each month of such succeeding fiscal year and consolidated statements of cash flow for the Borrower and its consolidated Subsidiaries as at the end of and for each month of such succeeding fiscal year;

(f) promptly after the furnishing thereof, a copy of any financial or other material statement or report furnished by the Borrower or any consolidated Subsidiary to any other party pursuant to the terms of any indenture, loan, stock purchase, or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent and the Lenders pursuant to any other clause of this Section 5.01;

(g) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for any Funded Debt of the Borrower, written notice of such rating change;

(i) promptly after the formation or acquisition of any Subsidiary, notice of such formation or acquisition, stating with respect to each such Subsidiary its name and jurisdiction of organization and the percentage thereof owned by the Borrower and the other Subsidiaries; and

(j) promptly following any request therefor, such other information regarding the operations, business, affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

SECTION 5.02. Notices of Material Events. Within five Business Days after any executive officer of the Borrower has knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, individually or in the aggregate, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its consolidated Subsidiaries in an aggregate amount exceeding $3,000,000; and

(d) any other development that has resulted in, or that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Licenses, permits, Intellectual Property, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its consolidated Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such consolidated Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its consolidated Subsidiaries to, comply with all of their respective Contractual Obligations, except for instances of noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of its consolidated Subsidiaries to, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and make all replacements and addition to its Property material to its business as may be reasonably necessary to conduct its business in the manner heretofore conducted.

SECTION 5.06. Insurance. The Borrower will, and will cause each of its consolidated Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by responsible entities engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such entities and carry such other insurance as is usually carried by such entities (which may, to the extent such entities are self-insured against certain risks, include self-insurance); provided, however, that in any event the Borrower and its consolidated Subsidiaries will maintain (subject to the preceding self-insurance provisions):

(i) Property Insurance. Insurance against loss or damage covering substantially all of the tangible real and personal Property of such Person by reason of any Peril (as defined below) in such amounts as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy, but in any event in such amounts as are reasonably available as determined by the Borrower’s independent insurance broker.

(ii) Automobile Liability Insurance for Bodily Injury and Property Damage. Insurance in respect of all vehicles (whether owned, hired or rented by such Person) at any time located at, or used in connection with, its Properties or operations against liabilities for bodily injury and Property damage in such amounts as are then customary for vehicles used in connection with similar Properties and businesses, but in any event to the extent required by applicable law.

(iii) Comprehensive General Liability Insurance. Insurance against claims for bodily injury, death, or Property damage occurring on, in or about the real property of such Person, in such amounts as are then customary for Property similar in use in the jurisdictions where such Properties are located.

(iv) Workers’ Compensation Insurance. Workers’ compensation insurance (including employers’ liability insurance) to the extent required by applicable law, which may be self-insurance to the extent permitted by applicable law.

All insurance shall be written by financially responsible companies selected by the Borrower and its Subsidiaries reasonably acceptable to the Administrative Agent. For purposes hereof, the term “Peril” shall mean, collectively, fire, lightning, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles, and smoke, and other perils covered by the “all-risk” endorsement then in use in the jurisdictions where the Properties of the Borrower and its Subsidiaries, as the case may be, are located.

SECTION 5.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of its consolidated Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its consolidated Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, (i) to visit and inspect its properties, (ii) to examine and make extracts from its books and records, and (iii) to discuss its affairs, finances and condition with its officers and independent accountants, in each case at such reasonable times and as often as reasonably requested.

SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of its consolidated Subsidiaries to, comply with all Laws applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Further Assurances. The Borrower will execute and deliver, and will cause each of its consolidated Subsidiaries to execute and deliver, such further agreements, documents, and instruments and take such further actions as may be requested by the Administrative Agent to carry out the terms and provisions and purposes of this Agreement and the other Loan Documents and to evidence the Obligations. Without limiting the generality of the foregoing, the Borrower will take all necessary actions to and otherwise ensure that, at all times, the Obligations will rank at least pari passu in respect of priority of treatment with all other present and future Indebtedness of the Borrower (excluding rights of secured parties with respect to Permitted Liens).

SECTION 5.10. ERISA. The Borrower will, and will cause each of its consolidated Subsidiaries and each ERISA Affiliate to, comply with all minimum funding requirements and all other material requirements of ERISA so as not to give rise to any liability thereunder.

SECTION 5.11. Delivery of Certain Amendments and Funded Debt Documents. The Borrower will, and will cause each of its consolidated Subsidiaries to, promptly deliver to the Administrative Agent any amendment, modification, or supplement to (a) the certificate or articles of incorporation, articles of organization, bylaws, regulations, or other Organizational Documents of the Borrower or any such Subsidiary, and (b) any agreement, document, or instrument entered into by the Borrower or any such Subsidiary in connection with any Funded Debt. The Borrower will, and will cause each of its consolidated Subsidiaries to, deliver to the Administrative Agent, promptly after any agreement, document, or instrument entered into by the Borrower or any such Subsidiary evidencing any Funded Debt comes into existence, a true and correct copy of each such agreement, document, or instrument.

SECTION 5.12. Use of Proceeds and Letters of Credit. The Borrower shall use the proceeds of the Loans only to refinance existing indebtedness and finance the ongoing working capital and general corporate requirements of the Borrower and its consolidated Subsidiaries, including the issuance of Letters of Credit, and not for any purpose that would violate any Law. No part of the proceeds of any Loan (and no Letter of Credit) will be used, whether directly or indirectly, to purchase or carry any margin stock (as such term is used in Regulation U of the Board) or for any other purpose which would make this credit a “purpose credit” within the meaning of Regulation U of the Board, or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X All Loans and Letters of Credit will be used for business, commercial, investment, agricultural or other similar purpose and not for personal, family or household use.

SECTION 5.13. Security and Guaranties.

(a) Agreement to Deliver Guaranties. Within five Business Days after the creation or any acquisition by the Borrower or any of its Subsidiaries of a Domestic Material Subsidiary, or after an existing Subsidiary becomes a Domestic Material Subsidiary, the Borrower shall cause such Domestic Material Subsidiary to deliver to the Administrative Agent on behalf of the Lenders a guaranty, in form and substance satisfactory to the Administrative Agent, duly authorized and executed by such Domestic Material Subsidiary, to the end that all Domestic Material Subsidiaries shall at all times (to the extent set forth in each such Guaranty) guarantee the Obligations. In connection therewith, the Borrower shall deliver, and shall cause each such Domestic Material Subsidiary to deliver, to the Administrative Agent with respect to each such Domestic Material Subsidiary all of the materials described in subsections (d) and (e) of Section 4.01 and all other agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) in connection with such guaranty.

(b) Agreement to Deliver Security Documents. Within five Business Days after the creation or any acquisition by the Borrower or any of its Subsidiaries of a Material Subsidiary, or after an existing Subsidiary becomes a Material Subsidiary, the Borrower shall deliver, and cause the owner or owners of all of the Equity Interests (or, in the case of a Material Subsidiary that is not a Domestic Material Subsidiary, the owner or owners of not less than 65% of the Equity

Interests) in such Material Subsidiary to deliver, a security agreement and pledge, in form and substance satisfactory to the Administrative Agent, duly authorized and executed by the Borrower and each such other owner or owners, together with any certificates evidencing such Equity Interests, and all necessary consents and approvals, to the end that all of the Equity Interests and related property (or, in the case of a Material Subsidiary that is not a Domestic Material Subsidiary, not less than 65% of the Equity Interests and related property) in all Material Subsidiaries shall at all times secure the Obligations. In connection therewith, the Borrower shall deliver, and shall cause each such owner or owners and each such Material Subsidiary to deliver, to the Administrative Agent with respect to such Material Subsidiary all of the materials described in clauses (d) and (e) of Section 4.01 and all other such agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) to create and perfect a valid first lien pledge of and security interest in all such Equity Interests and related property.

(c) Perfection and Protection of Security Interests and Liens. In addition and not by way of limitation of the foregoing, the Borrower will from time to time deliver, and cause each of its Subsidiaries to deliver, to the Administrative Agent any and all financing statements, continuation statements, extension agreements and other documents, properly completed (and executed and acknowledged when required) by the appropriate Person, in form and substance satisfactory to the Administrative Agent, which the Administrative Agent may in its discretion requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in any Collateral at any time securing any Obligations. In addition to the foregoing, the Borrower hereby authorizes, and shall cause each of its consolidated Subsidiaries to authorize, the Administrative Agent to file in the appropriate filing office pursuant to applicable Law such financing statements, assignments and continuation statements as the Administrative Agent shall deem necessary or desirable for the purpose of perfecting, confirming, or protecting any Liens or other rights in the Collateral without the signature of the Borrower or any of its Subsidiaries.

SECTION 5.14. Certain Changes. The Borrower will, and will cause each of its Subsidiaries to, notify the Administrative Agent no later than the date on which the Borrower or any consolidated Subsidiary changes its jurisdiction of formation or organization, its name, the location of its chief executive office or principal place of business, or the place where it keeps its books and records. The Borrower will notify the Administrative Agent no later than the date on which the Borrower or any of its consolidated Subsidiaries creates or acquires any Subsidiary.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any consolidated Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that neither increase the outstanding principal amount thereof nor shorten the maturity of any principal of such Indebtedness and the terms and provisions of which are not materially more onerous to the Borrower or such consolidated Subsidiary than the terms and conditions of such Indebtedness on the date of this Agreement;

(c) Indebtedness of the Borrower to any consolidated Subsidiary and of any consolidated Subsidiary to the Borrower or any other consolidated Subsidiary;

(d) Guarantees by the Borrower of Indebtedness of any consolidated Subsidiary and by any consolidated Subsidiary of Indebtedness of the Borrower or any other consolidated Subsidiary;

(e) Indebtedness of the Borrower or any consolidated Subsidiary as an account party in respect of trade letters of credit;

(f) Indebtedness of the Borrower or any consolidated Subsidiary in respect of equipment leases on office equipment and other similar Property in an aggregate principal amount not exceeding $2,000,000 at any time outstanding; and

(g) other unsecured Indebtedness in an aggregate principal amount not exceeding $2,000,000 at any time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any consolidated Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any Property or asset of the Borrower or any such consolidated Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property of the Borrower or any consolidated Subsidiary, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(c) Liens securing Indebtedness permitted under Section 6.01(f) above.

SECTION 6.03. Fundamental Changes.

(a) The Borrower will not, and will not permit any consolidated Subsidiary to, directly or indirectly, in any single transaction or series of transactions,

(i) merge into or consolidate with any other Person,

(ii) permit any other Person to merge into or consolidate with it,

(iii) sell, transfer or otherwise Dispose of (in one transaction or in a series of transactions) any Equity Interest in any Subsidiary (in each case, whether now owned or hereafter acquired), or any voting rights with respect to any Subsidiary, or permit any Subsidiary to issue any additional Equity Interests to any Person other than the Borrower, or

(iv) liquidate or dissolve,

provided, however, that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom, (x) any consolidated Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, and (y) any consolidated Subsidiary may sell, transfer, lease or otherwise Dispose of its assets to the Borrower. Promptly upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent in connection with any change permitted by this Section a written confirmation by the Borrower that such change, both individually and in the aggregate with all other such changes since the date of this Agreement, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will not, and will not permit any of its consolidated Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its consolidated Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary of such Person prior to such merger) any Investment (including any option, warrant or other right to acquire any Investment), except:

(a) Permitted Investments;

(b) Investments existing on the date of this Agreement and listed on Schedule 6.04;

(c) Investments by the Borrower or its consolidated Subsidiaries in Subsidiaries existing on the date of this Agreement;

(d) loans or advances made by the Borrower to any consolidated Subsidiary or made by any consolidated Subsidiary to the Borrower or any other consolidated Subsidiary;

(e) Guarantees constituting Indebtedness permitted by Section 6.01; and

(f) Investments by the Borrower and its consolidated Subsidiaries in Persons acquired after the Effective Date by the Borrower and its consolidated Subsidiaries, or any of them, not to exceed $17,500,000 at any time outstanding.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or such Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any consolidated Subsidiary.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends on, or make other Restricted Payments in respect of, any or all of its Equity Interests or classes of its capital stock on a non-cumulative basis in an aggregate amount not to exceed, in any fiscal quarter, the greater of (i) $1,375,000 or (ii) an amount equal to fifty percent (50%) of the result obtained by dividing (x) the Borrower’s Consolidated Net Income for the four fiscal quarters then most recently ended for which financial results are available by (y) four;

(b) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(c) consolidated Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; and

(d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its consolidated Subsidiaries.

SECTION 6.07. Dispositions. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn-out Property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of Property by any consolidated Subsidiary to the Borrower, or Dispositions of Property (other than Collateral) by any consolidated Subsidiary to another consolidated Subsidiary; and

(d) Dispositions permitted by Section 6.03;

provided, however, that any Disposition pursuant to clause (a), (b) or (d) shall be for fair market value.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any services or any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions not otherwise prohibited or restricted by this Agreement or the other Loan Documents between or among the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.09. Restrictive Agreements. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any such Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any such Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other Equity Interests or to make or repay loans or advances to the Borrower or any other consolidated Subsidiary or to Guarantee Indebtedness of the Borrower or any other consolidated Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10. Limitation on Dispositions of Equity Interests. The Borrower will not permit any consolidated Subsidiary at any time to issue, sell, assign, or otherwise Dispose of (a) any of its Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Equity Interests, or (c) any option, warrant, or other right to acquire any of its Equity Interests, in each case to any Person other than the Borrower or another consolidated Subsidiary.

SECTION 6.11. Environmental Protection. The Borrower will not, nor will it permit any consolidated Subsidiary to, (a) use (or permit any tenant to use) any of its Properties for the handling, processing, storage, transportation, or disposal of any Hazardous Material except in compliance with applicable Environmental Laws, (b) generate any Hazardous Material except in compliance with applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any Environmental Law, or (d) otherwise conduct any activity or use any of its Properties in any manner, that violates or is likely to violate any Environmental Law or create any Environmental Liabilities for which any Related Party would be responsible, except for circumstances or events described in clauses (a)

through (d) preceding that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.12. ERISA. The Borrower will not, nor, to the extent it is able, under applicable law, will it permit any consolidated Subsidiary to, allow, or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unreserved liability for benefits under any Plan to exist or to be created.

SECTION 6.13. Minimum Tangible Net Worth. The Borrower will not permit Tangible Net Worth at any time to be less than the sum of (a) $140,000,000 plus (b) 50% of Consolidated Net Income (if positive) for each fiscal quarter beginning with the fiscal quarter ended December 31, 2002.

SECTION 6.14. Leverage Ratio. The Borrower will not permit its Leverage Ratio at any time to exceed 2.50 to 1.00.

SECTION 6.15. Current Ratio. The Borrower will not permit its Current Ratio at any time to be less than 2.00 to 1.00.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. Any of the following events shall constitute an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement, or any fee or other Obligation, or any other Obligor shall fail to pay any amount under any Loan Document to which it is a party or any other Obligation owing by it (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document at any time furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereunder or waiver hereunder or thereunder, shall prove to have been incorrect, false or misleading in any material respect when made or deemed made, except to the extent such representation or warranty expressly relates solely to an earlier date;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any consolidated Subsidiary or any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any consolidated Subsidiary or any Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any consolidated Subsidiary or any Obligor or for a substantial part of the assets of the Borrower or any consolidated Subsidiary or any Obligor, and, in any such case, the Borrower or such consolidated Subsidiary or such Obligor shall indicate approval thereof, consent thereto or acquiescence therein, or such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any consolidated Subsidiary or any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any consolidated Subsidiary or any Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any consolidated Subsidiary or any Obligor shall cease to be Solvent, or shall become unable to pay, shall admit in writing its inability to pay, or shall fail generally to pay, its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $3,000,000 shall be rendered against the Borrower, any consolidated Subsidiary, any Obligor, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, any such Subsidiary or any Obligor to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred since the Effective Date, could reasonably be expected to result in liability of the Borrower or any of its consolidated Subsidiaries in an aggregate amount exceeding $3,000,000;

(m) the sale, transfer, conveyance, encumbrance, abandonment, condemnation, partition or change in ownership (except as otherwise expressly permitted by the relevant Security Documents) of any of the Collateral at any time existing, without Secured Party’s prior written consent, or the making of any levy, seizure, garnishment, sequestration or attachment of or on any Collateral at any time existing;

(n) any order shall be entered in any proceeding against the Borrower or any consolidated Subsidiary or any Obligor decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for longer than the appeal time provided by applicable law;

(o) the Borrower or any other Obligor shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of any Loan Document;

(p) the Borrower or any consolidated Subsidiary or any Obligor shall be in violation of any Environmental Law, or any property of any such Person shall be subject to any one or more remediation obligations or Environmental Liabilities, which causes the Borrower or any consolidated Subsidiary or any Obligor or any combination thereof to incur Environmental Liabilities, individually or in the aggregate, in excess of $3,000,000;

(q) the Borrower or any consolidated Subsidiary or any Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while not Solvent, shall have suffered or permitted any creditor to obtain a lien upon any of its Property through legal proceedings or distraint which is not vacated within the appeal time provided by applicable law;

(r) any event of default described in any Security Document, any Guaranty, or any other Loan Document shall occur, or any material provision of any Security Document, any Guaranty, or any other Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Obligor that is an obligor thereunder; or

(s) a Change in Control shall occur.

If an Event of Default occurs, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, take either or both of the following actions, at the same or different times: (i) by notice to the Borrower, terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) without notice to the Borrower or any other Obligor, including but not limited to notice of intention to accelerate and notice of acceleration, both of which are hereby expressly WAIVED by the Borrower, declare the Loans and all other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with all accrued and unpaid interest thereon and all accrued and unpaid fees and all other accrued and unpaid Obligations of the Borrower and the other Obligors hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby WAIVED by the Borrower; (iii) without notice of any kind to the Borrower or any other Obligor, exercise all rights and remedies available to it under the Loan Documents or applicable Law, including, without limitation, the enforcement of its rights either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Note or any other Loan Document or in aid of the exercise of any power granted in this Agreement or in the Note or any other Loan Document; and (iv) without notice of any kind to the Borrower or any other Obligor, set off, in any order, against the Obligations any debt owing by any Lender to the Borrower or any other Obligor (whether such debt is owed individually or jointly), including but not limited to any deposit account; and, in the case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with all accrued and unpaid interest thereon and all accrued and unpaid fees and all other accrued and unpaid Obligations of the Borrower and the other Obligors hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration, all of which are hereby WAIVED by the Borrower, and thereupon the Administrative Agent may exercise any or all of its rights referred to in clauses (iii) and (iv) above.

SECTION 7.02. Performance by the Agent, Etc. If the Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the

Administrative Agent may (but shall not be obligated to) perform or attempt to perform, or may (but shall not be obligated to) cause any Lender (with the consent of such Lender) to perform or attempt to perform, such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of the Borrower or any other Person under this Agreement or any of the other Loan Documents.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02. Rights as a Lender. The lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03. Exculpation. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document or in any writing furnished or provided by or on behalf of the Borrower or any other Obligor pursuant to this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any document referred to or provided for herein or therein, or any Property covered thereby or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder; (c) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (d) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the lender serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Performance Through Sub-Agents and Related Parties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with (unless a Default shall have occurred and be continuing) the consent of the Borrower, such consent not to be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, and with (unless a Default shall have occurred and be continuing) the consent of the Borrower, such consent not to be unreasonably withheld, appoint a successor

Administrative Agent. Any successor Administrative Agent shall be a bank that has an office in the United States of America and a combined capital and surplus of at least $1,000,000,000 and with its deposits insured by the Federal Deposit Insurance Corporation. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07. Acknowledgements of Each Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopy, as follows:

(i)	if to the Borrower, to it at

Lufkin Industries, Inc.

601 S. Ragnet

Lufkin, Texas 75901

Attn: Mr. Bob Leslie

Telephone: 936.637.5325

Telecopy: 936.637.5565

With a copy to:

Andrews & Kurth L.L.P.

600 Travis Street

Suite 4200

Houston, Texas 77002

Attn: Mr. Tom Perich

Telephone: 713.220.4268

Telecopy: 713.220.4285

(ii)	if to the Administrative Agent, to it at

JPMorgan Chase Bank

707 Travis Street, Ninth Floor

Houston, Texas 77002

Attn: Mr. Paul Bedford

Telephone: 713.216.1348

Telecopy: 713.216.3024

(iii)	if to the Issuing Bank, to it at

JPMorgan Chase Bank

707 Travis Street, Ninth Floor

Houston, Texas 77002

Attn: Mr. Paul Bedford

Telephone: 713.216.1348

Telecopy: 713.216.3024

(iv) if to any Lender, to it at its address set forth in its Administrative Questionnaire.

(b) Except for notices required by Article II, which shall be deemed given only when actually received by the Administrative Agent, all such notices and other communications shall be deemed to be made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand, when delivered; (B) if delivered by overnight courier, on the Business Day following deposit with such courier; (C) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; and (D) if delivered by facsimile, when sent and written confirmation of receipt has been received.

(c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Person shall entitle any Person to any or notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reimbursement obligation with respect to an LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any reimbursement obligation with respect to an LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

(ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with any other Loan Document, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) To the fullest extent permitted by law, the Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs, and related expenses (including costs of investigation and defense, legal fees and amounts paid in settlement) to which any of them may become subject, regardless of and including losses, claims, damages, liabilities, costs and expenses arising from the sole, ordinary or contributory negligence of the Person to be indemnified, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any of the other Loan Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and the other Obligors of their respective obligations hereunder and under the other Loan Documents or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries in violation of any Environmental Law, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, illegal acts or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby WAIVES, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be due not later than five Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement or in any other Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and the other Loan Documents, with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than

$3,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) and the other Loan Documents; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any Subsidiary furnished to such Lender by or on behalf of the Borrower or such Subsidiary.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by or on behalf of the Borrower or any other Obligor in connection with this Agreement or any of the other Loan Documents or in any certificate or other instrument delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligations under this Agreement or any of the other Loan Documents is outstanding and unpaid, any LC Exposure exists, or the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans and the other Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Payments Set Aside. To the extent that the Borrower or any other Obligor makes a payment to any Lender, or any Lender exercises its right of set-off, or recovers any amount from the Collateral, and such payment or the proceeds of such set-off or Collateral, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

SECTION 9.07. Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Loan Documents may be transmitted and/or signed by facsimile, and the effectiveness of such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the parties hereto. This Agreement and the other Loan Documents together with any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement once effective shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and all other Loan Documents shall be construed in accordance with and governed by the law of the State of Texas without giving effect to its conflicts of law principles.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the District Courts of the State of Texas sitting in Harris County and of the United States District Court for the Southern District of Texas, Houston Division, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or the Transactions, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document or the Transactions against the Borrower or any other Obligor or any of their respective Properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document or the Transactions in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Nothing herein shall be considered a waiver of the right or protections afforded Bank by 12 U.S.C. 91, Article 59.007 of the Texas Finance Code, or any similar statute.

(e) Each party agrees that any other party may proceed against any other liable Person, jointly or severally, or against one or more of them, less than all, without impairing rights against any other liable Persons. A party shall not be required to join the principal obligor or any other Person (e.g., sureties or guarantors) in any proceeding against any Person. A party may release or settle with one or more liable Persons as the party deems fit without releasing or impairing right to proceed against any Persons not so released.

(f) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent and the Lenders shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any Subsidiary or any of their respective Affiliates or any other Person.

SECTION 9.14. No Fiduciary Relationship. The relationship between the Borrower and each Lender is solely that of debtor and creditor, and neither the Administrative Agent nor any Lender has any fiduciary or other special relationship to the Borrower or any Subsidiary or any of their respective Affiliates, and no term, provision, or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and any Lender, between any Subsidiary and any Lender, or between any such Affiliate and any Lender to be other than that of debtor and creditor. No joint venture or partnership is created by this Agreement among the Lenders or among the Borrower, or any Subsidiary, or any of their respective Affiliates, and the Lenders.

SECTION 9.15. Construction. The Borrower, the Administrative Agent, and each Lender acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

SECTION 9.16. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 9.17. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document, or (ii) any actual or prospective counterparty (or its advisors) in connection with a pledge pursuant to any swap or derivative transaction relating to the Borrower and its obligations, (g) to any Federal Reserve Bank, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or such Subsidiary; provided that, in the case of information received from the Borrower or a Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.18. Limitation of Interest. The parties to the Loan Documents intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 9.18 shall govern and control over every other provision of any Loan Document which conflicts or is inconsistent with this Section 9.18, even if such provision declares that it controls. As used in this Section 9.18, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law; provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest and (b) all interest at any time contracted for, taken, reserved, retained, charged, collected or received shall be amortized, prorated, allocated and spread during the full term of the Loans and the Commitments. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, take, receive, collect or retain, any interest in excess of the maximum amount of nonusurious interest permitted under applicable law. None of the terms and provisions contained in any Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 9.18, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Maximum Rate On each day, if any, that the interest rate (the “Stated Rate”) called for under any Loan Document exceeds the Maximum Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Maximum Rate for that day, and shall remain fixed at the Maximum Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Maximum Rate, whereupon the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Maximum Rate shall be determined by dividing the applicable Maximum Rate per annum by the number of days in the calendar year for which such calculation is being made. If the term of any of the Loans is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including the stated maturity, is owed or receives, collects, reserves or takes (and/or has received, collected, reserved or taken) interest in excess of interest calculated at the Maximum Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LUFKIN INDUSTRIES, INC.

By	/s/ R. D. LESLIE
Name:	R. D. Leslie
Title:	V.P. Treasurer/CFO

JPMORGAN CHASE BANK, as a Lender, as Issuing Bank, and as Administrative Agent

By	/s/ P. BEDFORD
Name:	Paul Bedford
Title:	Vice President

COMERICA BANK – TEXAS, as a Lender

By	/s/ M. M. FOCH
Name:	Mona M. Foch
Title:	Senior Vice President

Schedule 1.01

Permitted Liens

To the best of our knowledge, we know of no liens filed against Lufkin Industries, Inc.’s assets as of 10/31/02, and no agent/employee of Lufkin Industries, Inc. or its subs is permitted to authorize a lien against Lufkin Industries, Inc.’s assets without proper authorization.

/s/ R. D. LESLIE	/s/ C.L. BOONE
R. D. Leslie	C.L. Boone

11-08-02	11-08-02

Schedule 2.01

Commitments

JPMorgan Chase Bank	$17,500,000
Comerica Bank – Texas	$10,000,000

Schedule 3.06

Disclosed Matters

In accordance with the definitions and text on pages 39 and 40 relating to Litigation (Section 3.06), the extent of disclosure relating to Disclosures already made public in the Company’s filing of its 2001 10K as follows:

(9)	Commitments and Contingencies

Legal proceedings: A class action complaint was filed in the United States District Court for the Eastern District of Texas on March 7, 1997, by an employee and a former employee which alleged race discrimination in employment. Certification hearings were conducted in Beaumont, Texas in February of 1998 and in Lufkin, Texas in August of 1998. The District Court in April of 1999 issued a decision that certified a class for this case, which includes all persons of a certain minority employed by the Company from March 6,1994, to the present. The Company appealed this class certification decision by the District Court to the 5th Circuit United States Court of Appeals in New Orleans, Louisiana. This appeal was denied on June 23, 1999.

The Company is defending this action vigorously. Furthermore, the Company believes that the facts and the law in this action support its position and is confident that it will prevail if this case is tried on merits.

To my knowledge, there have been no material items of litigation that would cause Lufkn Industries, Inc. to be outside the scope of Section 3.06. Additionally, all litigation is reviewed quarterly with Lufkin Industries, Inc.’s external auditors, Deloitte and Touche, and accordingly disclosed in the quarterly 10Q’s.

/s/ R. D. LESLIE
R. D. Leslie

11-08-02

Schedule 3.15

ERISA Plans

Lufkin Industries, Inc. ERISA Plans

Name	Id
1. Thrift Plan for Salaried Employees of Lufkin Industries, Inc.	75-0404410 Plan 003

2. Thrift Plan for Hourly Employees of Lufkin Industries, Inc.	75-0404410 Plan 004

3. Retirement Plan for Employees of Lufkin Industries, Inc.	75-0404410 Plan 001

4. Lufkin Industries, Inc. Master Retirement Trust	75-0404410 Plan 007

5. Employee Welfare Benefit Plan & Trust	75-0404410 Plan 501

Schedule 3.16

Subsidiaries

See Attached Illustration -

Schedule 6.01

Existing Indebtedness

Existing Non-Trade 3rd Party Debt (Funded & Unfunded)

As of 9-30-02

US$
1. Chase Bank of Texas Dated 1-27-99 (12-31-02)	$321,990.00
2. Bank Debt of Lufkin France:
CIAL – CIC Banque (9-30-04)	71,875.39
BNP – Banque Nationale de Paris (12-31-02)	8,431.10
KOLBV – Banque KOLB S. A. (12-28-04)	70,327.94
CA – Credit Agricole (9-30-04)	66,827.20

Sub-Total France	463,461.33
3. Unfunded and Unsecured Bank Loan with Regions Bank	5,000,000.00
4. Unfunded Letters of Credit	4,781,169.84

Total Existing Funded and Unfunded Debt	$10,556,621.47

Schedule 6.02

Existing Liens

To the best of our knowledge, we know of no liens filed against Lufkin Industries, Inc.’s assets as of 10-31-02.

/s/ R. D. LESLIE	/s/ C. L. BOONE
R. D. Leslie	C.L. Boone

11-08-02	11-08-02

Schedule 6.04

Existing Investments

Lufkin Parent’s Investments in the following:

P/T Lufkin Indonesia	$276,865.38

• Lufkin Machine Co., LTD (Canada)	452.49

• Lufkin Industries, Inc. Europe BV (TIB Cleared in Dec.)	21,676.00

• Lufkin Japan LLC	5,445,646.10

• Lufkin Egypt	121,481.00

• Lufkin De Venezuala S.A.	274,867.55

• Lufkin Industries, Inc. (FSC) (Foreign Sales Corp.)	1,000.00

• Lufkin France – Comelor	4,998,206.66

• Lufkin Argentina	1,887,870.00

Total Investments	$13,028,065.18

Schedule 6.09

Restrictive Agreements

As of October 31, 2002 and to the best of our knowledge, there are no restrictive agreements other than those listed in these attachments, farther, no new agreements will be entered into without advise and agreement with J.P. Morgan Chase as per this agreement.

/s/ R. D. LESLIE	/s/ C.L. BOONE
R. D. Leslie	C.L. Boone
V.P./Treasurer/CFO	Corporate Controller

11-08-02	11-08-02

EXHIBIT A

[FORM OF NOTE]

NOTE

$	Houston, Texas	, 200

FOR VALUE RECEIVED, LUFKIN INDUSTRIES, INC. (“Maker”), a Texas corporation, promises to pay to the order of                                                       (“Payee”) at the office of JPMorgan Chase Bank at 712 Main Street, Houston, Harris County, Texas, acting as administrative agent (including its successors in such capacity, the “Administrative Agent”) for Payee and the other lenders (together with Payee, collectively referred to herein as the “Lenders”) which are now or may hereafter become parties to the Credit Agreement referred to below, or at such other place as the Administrative Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of                                                               AND NO/100THS DOLLARS ($                            ) (or the unpaid balance of all principal advanced against this note, if that amount is less), on the dates and in the principal amounts provided in the Credit Agreement referred to below, and to pay interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates established pursuant to the terms of the Credit Agreement and interest on all past due amounts, both principal and accrued interest, on demand at the rate or rates provided for in the Credit Agreement.

Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made.

The principal of this note shall be due and payable on the Maturity Date, the final maturity of this note. Accrued and unpaid interest shall be due and payable as provided in the Credit Agreement and at the maturity of this note. All payments shall be applied first to accrued and unpaid interest, the balance to principal.

Subject to the provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this note without payment of any premium or fee. All prepayments shall be applied in accordance with the Credit Agreement.

The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the Administrative Agent.

Subject to the provisions of the Credit Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time during the Availability Period. Maker may borrow, repay and reborrow and there is no limit on the number of advances against this note so long as the total unpaid principal of this note at any time outstanding does not exceed the lesser of (a) the face amount of this note or (b) the amount of Payee’s Commitment, all determined from time to time in accordance with the Credit Agreement.

This note is one of the Notes which have been issued pursuant to the terms of that certain Credit Agreement dated as of December 30, 2002, among Maker, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent and as Issuing Bank, as amended, modified, supplemented and restated (the “Credit Agreement”), to which reference is made for all purposes, and evidences Loans made by Payee thereunder. This note is governed by and entitled to the benefits of the Credit Agreement. Any term used in this note and defined in the Credit Agreement shall have the meaning ascribed to it in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the Credit Agreement.

The occurrence of an Event of Default shall constitute default under this note, whereupon the Administrative Agent or the holder hereof shall be entitled to exercise any or all rights, powers and remedies afforded (a) under the Credit Agreement and (b) by applicable law, including the right to accelerate the maturity of this entire note.

If any holder of this note retains an attorney in connection with any such default or to collect, enforce or defend this note or any papers intended to secure or guarantee it in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this note or any such papers and does not prevail, Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys’ fees.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, AND THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.

LUFKIN INDUSTRIES, INC., a Texas corporation

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	______________________________

2. Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower(s):	Lufkin Industries, Inc.

4. Administrative Agent:	JPMorgan Chase Bank, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The $27,500,000 Credit Agreement dated as of December 30, 2002, among Lufkin Industries, Inc., the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
		$27,500,000	$		%
			$		%
	$		$		%

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, as Administrative Agent

By:
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank) is required by the terms of the Credit Agreement.

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ANNEX 1

$27,500,000 Credit Agreement dated as of December 30, 2002

LUFKIN INDUSTRIES, INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT C

[FORM OF BORROWING REQUEST]

[Letterhead of Borrower]

                    , 200

JPMorgan Chase Bank, as Administrative Agent

712 Main Street, P.O. Box 2558

Houston, Texas 77252-2558

Attention: Mr. Paul Bedford

Re:	Borrowing Request

Ladies and Gentlemen:

LUFKIN INDUSTRIES, INC. (the “Borrower”), the Lenders party thereto, and JPMorgan Chase Bank, as Issuing Bank and as Administrative Agent, are parties to that certain Credit Agreement dated as of December 30, 2002; as amended, modified, supplemented or restated (the “Credit Agreement”). Unless otherwise specified herein, any term defined in the Credit Agreement and used in this letter shall have the meaning ascribed to it in the Credit Agreement.

Borrower hereby irrevocably requests a Borrowing in the amount of $                    , which is an amount equaling or exceeding $250,000 and an integral multiple of $50,000.

The Borrowing is to be made on                     , 200_ (the “Funding Date”), which is a Business Day (a) falling at least three Business Days after the date hereof in the case of a Eurodollar Loan and (b) one Business Day after the date hereof in the case of an ABR Loan (unless this Borrowing Request is received by the Bank after 10 a.m., Houston, Texas, time, or on a non-Business Day, in which case, then on the next to occur Business Day thereafter).

Such Borrowing is to be a (check one):

☐ ABR Borrowing

☐ Eurodollar Borrowing. If the Borrowing is to be a Eurodollar Borrowing, the applicable Interest Period is to be (check one):

☐ one

☐ two

☐ three

☐ six

months. The proceeds of the Borrowing are to be deposited in Account No.                      at JPMCB.

The undersigned hereby represents and warrants to Administrative Agent, the Issuing Bank, and each of the Lenders as follows:

1. Since June 30, 2002, there has occurred no Material Adverse Effect. “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, Property, or condition (financial or otherwise) of the Borrower individually or of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any other Obligor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any other Obligor of any Loan Document to which it is a party or upon the rights of or benefits available to the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document.

2. The representations and warranties of the Borrower and the other Obligors set forth in the Credit Agreement and in the other Loan Documents are true and correct on and as of the date of this Borrowing Request, except to the extent such representations and warranties expressly relate solely to an earlier date.

3. At the time of, and immediately after giving effect to, such Borrowing, no Default has occurred and is continuing.

After the making of the proposed Borrowing, the aggregate outstanding principal balance of the Loans and LC Exposures will not exceed the aggregate Commitments currently in effect under the Credit Agreement. This Borrowing Request is duly authorized in accordance with the Borrower’s Organizational Documents and all relevant Laws. All of the conditions precedent to the Borrowing set forth in the Credit Agreement have been satisfied.

This letter is a Borrowing Request within the meaning of the Credit Agreement and is a Loan Document. Thank you for your attention to this matter.

Very truly yours,

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